EXHIBIT 10.94

TERMINATION AGREEMENT AND
SECOND AMENDMENT TO ENERGY SERVICES AGREEMENT

This Termination Agreement and Second Amendment to Energy Services Agreement (this “Agreement”) is entered into effective as of September 30, 2002, by and between Glimcher Jersey Gardens, LLC successor to Elizabeth Metromall, LLC (“Glimcher Jersey Gardens, LLC”), and Onsite Energy Corporation  (fka ONSITE SYCOM Energy Corporation) (“Onsite”) with reference to the following (capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Energy Services Agreement, as defined below):

             A.          Glimcher Jersey Gardens, LLC and Onsite are parties to that certain Energy Services Agreement dated as of October 26, 1998, as amended by that certain First Amendment dated January 2000 (collectively, the “Energy Services Agreement”), pursuant to which, among other things, Onsite implemented an electrical distribution system at facilities owned by N.J. Metromall Urban Renewal, Inc. and known as the Jersey Gardens Mall (the “Project”).

             B.          The parties have been negotiating the termination of certain provisions of the Energy Services Agreement, which termination will provide benefits to both parties.  The parties thus desire to execute this Agreement to evidence said termination.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Glimcher Jersey Gardens, LLC and Onsite agree as follows:

1.          Termination of Provisions of Energy Services Agreement.  In exchange for, and effective upon receipt by Onsite of, a lump sum payment of $650,000, from Glimcher Jersey Gardens, LLC (the “Termination Payment”), Glimcher Jersey Gardens, LLC and Onsite hereby agree that notwithstanding anything to the contrary in Section 2.6 of the Energy Services Agreement or elsewhere therein, the Energy Services Agreement is amended to provide that: (i) the joint bank account which has been set up for the receipt of all Tenant payments for energy services at Jersey Gardens Mall (“Tenant Revenues”) shall no longer be a joint account in Onsite and Glimcher Jersey Gardens, LLC’s names but will hereinafter only be held in Glimcher Jersey Gardens, LLC’s name; (ii) all rights to any and all sums being held in such account shall be transferred to Glimcher Jersey Gardens, LLC effective as of the date of this Agreement; (iii) all rights to uncollected Tenant Revenues shall be transferred to Glimcher Jersey Gardens, LLC effective as of the date of this Agreement; (iv) effective as of the date of this Agreement, all payments for Project Expenses shall be distributed from the account, which shall be in Glimcher Jersey Gardens LLC’s name, at Glimcher Jersey Gardens, LLC’s direction in accordance with the terms of the Energy Services Agreement; (v) effective as of the date of this Agreement, following the payment of the Project Expenses as incurred on a monthly basis Glimcher Jersey Gardens, LLC shall be entitled to receive and may withdraw, at will, from the above-referenced account, one hundred percent (100%) of any remaining amounts (the “Remaining Tenant Revenues”); and (vi) effective as of the date of this Agreement, Glimcher Jersey Gardens, LLC, will ensure that the Tenant Revenues shall be applied and paid out for Project Expenses in the order of priority set forth in Section 2.6 of the Energy Services Agreement, and the parties agree to reasonably cooperate with each other regarding their respective duties, including but not limited to timely notification by Glimcher Jersey Gardens, LLC, to Onsite of delinquent tenant payments to enable Onsite to perform its tenant payment collection obligations.  Onsite agrees to sign any and all documents that are necessary to have the joint account for the reception of Tenant Revenues changed to an account which is exclusively in Glimcher Jersey Gardens, LLC’s name.  Effective as of the date of this Agreement, Glimcher Jersey Gardens, LLC, shall begin performing all of the revenue-handling services Onsite currently performs under the Energy

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Services Agreement (and Onsite no longer shall perform or be required to perform such services), and Onsite shall continue to perform all of the non-revenue handling services in accordance with the Energy Services Agreement. Glimcher Jersey Gardens, LLC shall pay the Termination Payment to Onsite on or before October 2, 2002, via wire transfer in accordance with the wire transfer instructions set forth on Exhibit A attached hereto. Except as otherwise set forth in this Agreement, all other provisions of the Energy Services Agreement shall remain in full force and effect.

2.          Provision of Other Services.  The parties acknowledge that it is their intent that Glimcher Jersey Gardens, LLC engage a third party other than Onsite to perform all the non-revenue handling services Onsite currently performs under the Energy Services Agreement. Accordingly, Glimcher Jersey Gardens, LLC agrees that it shall use good faith efforts to engage said third party as promptly as practicable after the execution of this Agreement. Onsite shall reasonably cooperate with and assist Glimcher Jersey Gardens, LLC in the transition of the services to said third party. Upon such engagement, Onsite shall have no further rights, obligations, duties or liabilities to Glimcher Jersey Gardens, LLC under the Energy Services Agreement.

3.          Mutual Releases.  Effective as of the date of this Agreement for the revenue-handling services Onsite currently performs under the Energy Services Agreement and as of the date that the third party, referenced in Paragraph 2 of this Agreement, replaces Onsite as the performer of all the non-revenue handling services Onsite currently commonly performs under the Energy Services Agreement, each of Glimcher Jersey Gardens, LLC and Onsite agree to release and discharge the other and any and all of their respective former and/or current related entities, affiliates, shareholders, directors, officers, employees, agents, assigns, representatives and attorneys (collectively, the “Releasees”) from any and all claims, demands, agreements, damages, liabilities, costs, expenses and causes of action of every kind and nature whatsoever, whether accrued, contingent, known or unknown, whether raised affirmatively or by way of defense or offset, which either party now has or has owned or held, or will be discovered later, against the Releasees arising from, related to or connected with the Energy Services Agreement, the Project, any goods provided, services performed and/or monies paid thereunder, or that either party claims should have been provided, performed or paid thereunder, or from any other facts, actions, occurrences or transactions whatever from the beginning of time until the effective date of such replacement; provided, however, that the above release does not apply to the indemnification rights and obligations of the parties set forth in Section 9 of the Energy Services Agreement. Each party agrees that its release set forth herein is a general release and expressly waives Section 1542 of the California Civil Code (and any similar provisions of New Jersey law), which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

4.          Conditions; Further Acts.  The general release above is conditioned upon the performance of the covenants in this Agreement, including but not limited to the payment of the Termination Payment. The parties shall promptly take such further acts and execute such other documents as are reasonable to carry out the spirit and letter of this Agreement.

5.          Miscellaneous.  This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof.  The provisions of this Agreement can be modified only by a writing that expressly states that modification of this Agreement is intended.  No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided hereunder or in a writing signed by the party against whom any such waiver is sought to be enforced. Each party acknowledges that it (i)

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has received, or had the opportunity to receive, the advice of independent legal counsel prior to the execution of this Agreement; and (ii) understands the terms and provisions of this Agreement. This Agreement (i) shall be binding on and inure to the benefit of the heirs, successors and assigns of the respective parties; (ii) shall be interpreted and enforced under the laws of the State of New Jersey; and (iii) may be executed in any number of counterparts, including by facsimile, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.

ONSITE ENERGY CORPORATION

By:	/s/ Richard T. Sperberg

Richard T. Sperberg, President

GLIMCHER JERSEY GARDENS, LLC:

By:	JG Mezzanine, LLC a Delaware limited liability company, Sole Equity Member

By:	Glimcher Properties Limited Partnership, a Delaware limited partnership, Sole Equity Member

By:	Glimcher Properties Corporation, a Delaware corporation, Sole General Partner

	By:	/s/ George A. Schmidt

George A. Schmidt, Executive Vice President

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